Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Lixte Biotechnology Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	583,334	(2)	$2.755	3)	$1,607,085.17	(3)	0.00011020	$177.10
Total Offering Amounts							$1,607,085.17			$177.10
Total Fee Offsets										—
Net Fee Due										$177.10

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2) Represents shares of common stock issuable upon exercise of certain warrants, to be held by certain of the selling stockholder identified herein.

(3) Estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sales prices of the registrant’s common stock of $2.755 per share as of August 9, 2023 as reported on The Nasdaq Capital Market, pursuant to Rule 457(c) under the Securities Act.